                                                                    EXHIBIT 10.2

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                             SHAREHOLDERS AGREEMENT


                                  BY AND AMONG


                       EQUITABLE PRODUCTION (GULF) COMPANY


                           WESTPORT ENERGY CORPORATION



                                       AND


                          EQUITABLE PRODUCTION COMPANY


                           DATED AS OF MARCH 9, 2000


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
                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I. DEFINITIONS............................................................................................1
Section 1.1.      Definitions.....................................................................................1

ARTICLE II. REPRESENTATIONS AND WARRANTIES........................................................................5
Section 2.1.      Representations and Warranties of the Company...................................................5
Section 2.2.      Representations and Warranties of WEC...........................................................5
Section 2.3.      Representations and Warranties of EPC...........................................................6

ARTICLE III. CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS......................................................7
Section 3.1.      Voting of Shares................................................................................7
Section 3.2.      Composition of the Board of Directors...........................................................7
Section 3.3.      Board Approval.................................................................................10
Section 3.4.      Approval of Major Actions......................................................................10
Section 3.5.      Initial Public Offering........................................................................12
Section 3.6.      Auction Sale Process...........................................................................14
Section 3.7.      Affirmative Covenants..........................................................................17
Section 3.8.      Amendments to Certificate of Incorporation and Bylaws..........................................19
Section 3.9.      Self-Interested Transactions...................................................................20

ARTICLE IV. TRANSFER.............................................................................................20
Section 4.1.      Transfer Restrictions..........................................................................20
Section 4.2.      Consent........................................................................................21
Section 4.3.      Tag Along Rights...............................................................................21
Section 4.4.      Standstill.....................................................................................22
Section 4.5.      Permitted Transfers............................................................................22

ARTICLE V. REGISTRATION RIGHTS...................................................................................22
Section 5.1.      Demand Registrations...........................................................................22
Section 5.2.      Piggyback Registrations........................................................................25
Section 5.3.      Holdback Agreements............................................................................26
Section 5.4.      Registration Procedures........................................................................26
Section 5.5.      Registration Expenses..........................................................................29
Section 5.6.      Indemnification................................................................................30
Section 5.7.      Participation in Underwritten Registrations....................................................31
Section 5.8.      Current Public Information.....................................................................32
Section 5.9.      Cooperation....................................................................................32

ARTICLE VI. GENERAL PROVISIONS...................................................................................32
Section 6.1.      Notices........................................................................................32
Section 6.2.      Assignment; Binding Effect; Benefit............................................................34
Section 6.3.      Entire Agreement...............................................................................34


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
Section 6.4.      Amendment......................................................................................34
Section 6.5.      Governing Law..................................................................................34
Section 6.6.      Counterparts...................................................................................34
Section 6.7.      Headings.......................................................................................35
Section 6.8.      Interpretation.................................................................................35
Section 6.9.      Incorporation of Exhibits and Schedules........................................................35
Section 6.10.     Severability...................................................................................35
Section 6.11.     Enforcement of Agreement.......................................................................35
Section 6.12.     Confidentiality................................................................................35
Section 6.13.     Termination....................................................................................35
Section 6.14.     Effective Time.................................................................................35

                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT, dated as of March __, 2000 (this "Agreement"), by and among Equitable Production (Gulf) Company, a Delaware corporation (the "Company"), Westport Energy Corporation ("WEC"), a Delaware corporation, and Equitable Production Company ("EPC"), a Delaware corporation.

         A. The Company, WEC and EPC are parties to a Merger Agreement, dated as of March __, 2000 (the "Merger Agreement"), pursuant to which EPGC Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of the Company will merge with and into Westport Oil And Gas Company, Inc., a Delaware corporation ("WOGCI"), and as part of the merger, the common stock of WOGCI, substantially all of which is owned by WEC, will be converted into shares of Common Stock of the Company, representing an estimated 51% of the Company's Common Stock outstanding. EPC will retain shares of Common Stock of the Company, representing an estimated 49% of the Common Stock of the Company outstanding (together, the "Exchange Transaction").

         B. It is a condition to the consummation of the transactions contemplated by the Merger Agreement that the parties hereto enter into this Agreement.

         Accordingly, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Definitions.

         "Affiliate": shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Agreement": as defined in the preamble to this Agreement.

         "Auction Committee": as defined in Section 3.6(b).

         "Auction Notice": as defined in Section 3.6(a).

         "Auction Sale Process": as defined in Section 3.6(a).

         "Board of Directors": the board of directors of the Company.

         "Capital Lease": a lease which shall have been, or should be, in accordance with GAAP, recorded as a capital lease.

         "Closing": as defined in the Merger Agreement.

         "Commission": the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

         "Common Stock": the common stock of the Company now or hereafter authorized to be issued.

         "Company": as defined in the preamble to this Agreement.

         "Company Counsel": as defined in Section 3.5(a)(iii).

         "Confidential Memorandum": as defined in Section 3.6(e).

         "Covered Shareholders" : the parties to the Covered Shareholders Agreements.

         "Covered Shareholders Agreements": the agreements between WEC and any Permitted Transferees of WEC in the form attached hereto as Exhibit A pursuant to which the Permitted Transferees appoint WEC as its representative and grant WEC a proxy to vote their Shares in accordance with the provisions of this Agreement.

         "Demand Registrations": as defined in Section 5.l(a).

         "Director": a member of the Board of Directors.

         "Disinterested Director": as defined in Section 3.9.

         "EPC": as defined in the preamble to this Agreement.

         "EPC Parties": EPC and its Permitted Transferees.

         "EQT": as defined in Section 4.1(b).

         "Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Exchange Transaction": as defined in the preamble of this Agreement.

         "First Negotiation Notice": as defined in Section 4.3(a).

         "GAAP": as defined in Section 3.4(g).

         "HSR Act": the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness": means (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures a creditor against loss, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (iv) obligations as lessee under Capital Leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or


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

otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

         "Independent Director": an individual (i) who is not a director, officer, employee or Affiliate of the Company, WEC or EPC, or any of their respective Affiliates, (ii) who is not a former director, officer or employee of the Company, WEC or EPC, or any of their respective Affiliates, (iii) who has not had and who is not a director, officer, 10% or more equity owner or Affiliate of any Person that has had a direct or indirect interest in any transaction in the preceding 24 months with the Company, WEC or EPC, or any of their respective Affiliates, and (iv) who does not represent WEC or EPC, or any of their respective Affiliates, and any Director appointed pursuant to Sections 3.2(a)(iv) and (v) shall be required to certify in writing to this effect upon request.

         "Investment Bank": as defined in Section 3.6(c).

         "IPO Committee": as defined in Section 3.5(a).

         "Major Actions": those actions described in Sections 3.4(a) through
(m).

         "Merger Agreement": as defined in the preamble to this Agreement.

         "Non-Requesting Party": as defined in Section 3.6(a).

         "Non-Transferring Party": as defined in Section 4.3.

         "Party": EPC or WEC.

         "Permitted Transferees": in the case of the WEC Parties: (A) WEC, any spouse, issue, parents or relatives of any Covered Shareholder, or (i) trusts for the benefit of any of such Persons, (ii) entities controlling or controlled by any of such Persons and (iii) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person, in each case to whom a WEC Party has transferred its Shares and who has entered into a Covered Shareholders Agreement, and (B) any Subsidiary or Affiliate of WEC to which a WEC Party has transferred its Shares and which has agreed in writing to be bound by the terms of this Agreement; and in the case of the EPC Parties: any Subsidiary or Affiliate of EPC to which an EPC Party has transferred its Shares and which has agreed in writing to be bound by the terms of this Agreement.

         "Person": any natural person, corporation, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

         "Piggyback Registration": as defined in Section 5.2(a).

         "Qualified Public Offering": (i) the sale of Common Stock in an underwritten primary public offering registered under the Securities Act (A) resulting in net cash proceeds to the


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

Company in such offering in an amount not less than $100,000,000 or (B) of at least 25% of the outstanding Common Stock (calculated on a post offering basis), and in each case after such offering the Common Stock sold in such offering is subject to being traded on the Nasdaq National Market or the New York Stock Exchange or (ii) the merger, consolidation or any similar business combination of the Company with another entity, as a result of which (A) the Common Stock becomes publicly traded or is exchanged for or converted into shares of the other entity, which shares are traded on the Nasdaq National Market or the New York Stock Exchange and (B) the resulting entity then or thereafter has an equity market capitalization of at least $150 million, of which at least $100 million of the entity's voting equity is held by Persons who are not Affiliates of such entity.

         "Recapitalization": as defined in Section 3.5(c).

         "Registration Committee": as defined in Section 5.1(d).

         "Requesting Party": as defined in Section 3.6(a).

         "Registrable Securities": (i) any shares of Common Stock owned by, or otherwise hereafter acquired by, the WEC Parties and the EPC Parties, and (ii) any securities issued as a dividend on or other distribution with respect to or in exchange, replacement or in subdivision of, any such Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (B) such securities shall have been sold (other than in a privately negotiated sale) pursuant to Rule 144 (or any successor provision) under the Securities Act.

         "Registration Expenses": as defined in Section 5.5(a).

         "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

         "Self-Interested Transaction": as defined in Section 3.9.

         "Shares": shares of Common Stock.

         "Short-Form Registrations": as defined in Section 5.1(a).

         "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Supermajority Approval": approval by action of a majority of the Board of Directors that includes the following:


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

                  (a) at least two (2) Directors designated by WEC pursuant to
Section 3.2(a)(i), provided that (A) in the event that WEC can designate only one (1) Director pursuant to Section 3.2(a)(i), then that one (1) Director, and
(B) in the event that WEC cannot designate any Directors pursuant to Section 3.2(a)(i), then this subsection (a) shall not apply; and

                  (b) at least two (2) Directors designated by EPC pursuant to
Section 3.2(a)(ii), provided that (A) in the event that EPC can designate only one (1) Director pursuant to Section 3.2(a)(ii), then that one (1) Director, and
(B) in the event that EPC cannot designate any Directors pursuant to Section 3.2(a)(ii), then this subsection (b) shall not apply.

         "Tag Along Notice": as defined in Section 4.3.

         "Tag Along Right": as defined in Section 4.3.

         "Transfer": as defined in Section 4.1(a).

         "Transferring Party": as defined in Section 4.3.

         "Underwriter": as defined in Section 3.5(a)(ii).

         "WEC": as defined in the preamble to this Agreement.

         "WEC Parties": WEC, the Covered Shareholders and their Permitted Transferees.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto as follows: The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or-foreign, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to the Company or any material agreement to which the Company is a party.

         Section 2.2. Representations and Warranties of WEC. WEC hereby represents and warrants to the other parties hereto as follows:


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                  (a) Authority. Each of the WEC Parties has all requisite
corporate power and authority to enter into this Agreement and the Covered Shareholders Agreements (to the extent a party thereto) and to consummate the transactions contemplated by this Agreement and the Covered Shareholders Agreements. The execution and delivery by the WEC Parties of this Agreement and the Covered Shareholders Agreements, and the consummation by the WEC Parties of the transactions contemplated by this Agreement and the Covered Shareholders Agreements, have been duly authorized by all necessary corporate action on the part of each of the WEC Parties. Each of this Agreement and the Covered Shareholders Agreements has been duly executed and delivered by each of the WEC Parties and constitutes a valid and binding obligation of each of the WEC Parties enforceable against each of the WEC Parties in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to any of the WEC Parties in connection with the execution and delivery by the WEC Parties of this Agreement or the Covered Shareholders Agreements or the consummation by the WEC Parties of the transactions contemplated by this Agreement and the Covered Shareholders Agreements other than those filings, if any, required under the HSR Act. The execution and delivery by the WEC Parties of this Agreement and the Covered Shareholders Agreements and the consummation by the WEC Parties of the transactions contemplated thereby do not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to any of the WEC Parties or any material agreement to which any of the WEC Parties is a party.

                  (b) Covered Shareholders. WEC has entered into Covered Shareholders Agreements with the holders of shares of Common Stock representing 100% of the outstanding Common Stock not owned by WEC and the EPC Parties. WEC hereby agrees, for the benefit of EPC, (i) to enforce the representations and warranties made by the Covered Shareholders under the Covered Shareholders Agreement and (ii) to take such other actions with respect to the Covered Shareholders as may be required to enforce or secure, for the benefit of EPC, the provisions of the Covered Shareholders Agreement to the extent required to provide the benefits contemplated by this Agreement.

                  (c) Shares. Schedule 2.2 sets forth the ownership of the Shares held by the WEC Parties as of the Closing.

         Section 2.3. Representations and Warranties of EPC. EPC hereby represents and warrants to WEC and the Company as follows:

                  (a) Authority. Each of the EPC Parties has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the EPC Parties of this Agreement, and the consummation by the EPC Parties of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of the EPC Parties. This Agreement has been duly executed and delivered by each of the EPC Parties and constitutes a valid and binding obligation of each of the EPC Parties enforceable against each of EPC Parties in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, any of the EPC Parties in connection with the execution and delivery of this Agreement by the EPC Parties or the consummation by each of the EPC Parties of the transactions contemplated hereby other than those filings, if any, required under the HSR Act. The execution and delivery of this Agreement by the EPC Parties and the consummation of the transactions contemplated hereby by it do not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to any of the EPC Parties or any material agreement to which any of the EPC Parties is a party.

                  (b) Shares. Schedule 2.3 sets forth the ownership of the Shares held by the EPC Parties as of the Closing.

                                  ARTICLE III
                 CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS

         Section 3.1. Voting of Shares.

                  (a) From and after the date hereof, WEC shall, on behalf of the WEC Parties, vote all shares of Common Stock owned or controlled by WEC, or which are the subject of a Covered Shareholders Agreement, and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

                  (b) From and after the date hereof, the EPC Parties shall vote all shares of Common Stock owned or controlled by them, and shall take all other necessary or desirable action within their control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

                  (c) From and after the date hereof, the Company and its Subsidiaries shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings) to effectuate the provisions of this Agreement.

         Section 3.2. Composition of the Board of Directors. WEC shall, on behalf of the WEC Parties, vote all shares of Common Stock owned or controlled by WEC, or which are the subject of a Covered Shareholders Agreement, and shall take all necessary action within its control, and the EPC Parties shall vote all shares of Common Stock owned or controlled by them, and shall take all necessary or desirable actions within their control, so that the composition of the Board of Directors and the manner of selecting members thereof shall be as follows:

                  (a) Subject to reduction pursuant to Section 3.2(b) below, on and after the Closing, and prior to the occurrence of a Qualified Public Offering, the Board of Directors shall be comprised of nine (9) Directors:

                           (i) three (3) of whom shall be designated in writing by WEC;

                           (ii) three (3) of whom shall be designated in writing by EPC;


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                           (iii)    one (1) of whom shall be the individual who
                                    is the then current chief executive officer of the Company;

                           (iv) one (1) of whom shall be an Independent Director designated by WEC; and

                           (v) one (1) of whom shall be an Independent Director designated by EPC.

                  (b) The number of Directors which WEC and EPC may nominate pursuant to Sections 3.2(a)(i) and (ii) hereof, respectively, shall be ratably reduced in the event of a Transfer of Shares by the WEC Parties or the EPC Parties, as the case may be, to any party other than a Permitted Transferee. If such ratable reduction results in a fractional number of Directors entitled to be nominated by WEC or EPC, as the case may be, pursuant to this Agreement, the number of Directors to be so nominated shall be rounded up to the nearest whole number if such fraction is equal to or greater than 1/2 and rounded down to the nearest whole number if such fraction is less than 1/2. For example, assuming that either Party holds 99 shares of Common Stock at the Closing, a subsequent Transfer of shares would reduce the number of Directors that such Party is entitled to designate as follows:

            Number of Shares                        Number of Directors Entitled
              Transferred                                   to Designate
             0 through 16.5                                       3
      >16.5 and < or = to 49.5                                    2
      >49.5 and < or = to 82.5                                    1
                 > 82.5                                           0

                  (c) Each of WEC and EPC, respectively, shall have the right
(i) to remove, with or without cause, any Director nominated in accordance with this Section 3.2 by WEC and EPC, respectively, other than the Independent Director designated by them, and (ii) to designate any replacement for a Director nominated in accordance with this Section 3.2 by WEC or EPC, respectively, upon the death, resignation, retirement, disqualification or removal from office of such Director. The Board of Directors shall duly appoint as a Director each person so designated to fill a vacancy on the Board of Directors.

                  (d) From and subsequent to the occurrence of a Qualified Public Offering, the Board of Directors shall be comprised of nine (9) Directors divided into three classes, with Directors in each class having a three-year term following a transition period in which the initial Class 1 Directors serve a one-year term, the initial Class 2 Directors serve a two-year term and the initial Class 3 Directors serve a three-year term. WEC and EPC shall each have the right to designate one (1) Director to Class 3, one (1) Director to Class 2 and one (1) Director to Class 1; provided, that:


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

                        (i) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 25% of the Company's then outstanding Common Stock, or (B) 50% of the Common Stock owned by them on the date of this Agreement, then WEC or EPC, as the case may be, shall have only the right to designate: (x) one
(1) Director to the class of Directors having the then longest remaining term; and (y) one (1) Director to the class of Directors having the next longest remaining term; provided that in either case, if necessary to put one or more of a Party's Director designees into such classes, the Company and the other Party shall cooperate as necessary to effect such designation; provided, further, that the right to change such classes may only be exercised in connection with the reduction in the number of the Party's Director designees;

                        (ii) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 15% of the Company's then outstanding Common Stock, or (B) 37.5% of the Common Stock owned by them on the date of this Agreement, then WEC or EPC, as the case may be, shall have only the right to designate one
(1) Director to the class of Directors having the then longest remaining term; provided that if necessary to put a Party's Director designee into such class, the Company and the other Party shall cooperate as necessary to effect such designation; provided, further, that the right to change such classes may only be exercised in connection with the reduction in the number of the Party's Director designees; and

                        (iii) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 5% of the Company's then outstanding Common Stock, or (B) 25% of the Common Stock owned by them on the date of this Agreement, then WEC or EPC, as the case may be, shall not have the right to designate any Directors.

                  (e) On and after the Closing and prior to the occurrence of a Qualified Public Offering; (i) all committees of the Board of Directors shall contain an equal number of Directors designated by each of WEC or EPC (respectively) pursuant to Sections 3.2(a)(i) and (ii) hereof, unless the committee is comprised entirely of Independent Directors, in which case all Directors designated by WEC or EPC shall receive notice of and may attend but not participate in all committee meetings and (ii) the board of directors of each subsidiary of the Company shall be the same as the Board of Directors of the Company.

                  (f) So long as either Party has the right to designate a Director under this Agreement, the Company will give such Party written notice of each regularly scheduled meeting of its Board of Directors as far in advance as such notice is required to be delivered to the Directors (and at least three business days prior to the date of each special meeting of the Board of Directors), and the Board of Directors will permit up to two (2) representatives of each such Party to attend as observers of all meetings of the Board of Directors (including any meetings of committees thereof); provided that in the case of telephonic meetings conducted in accordance with the Company's bylaws and applicable law, each such Party's representatives will be given the opportunity to listen to such telephonic meetings. Each representative will be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes and press releases) given to Directors in connection with such meetings at the same time such materials and information are given to the Directors. If the Board of Directors proposes to take any action by written consent in lieu of a meeting of the Board of Directors or of any committee thereof, the Company will give written notice thereof to each such Party who has the right to designate a director under this Agreement prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The Company will reimburse each Party that has observer rights under this Section 3.2(f) for all reasonable expenses incurred by such Party's representatives in connection with attending meetings of the Board of Directors and committees thereof.

         Section 3.3. Board Approval. Except as otherwise provided in this Agreement, the Company's Certificate of Incorporation or Bylaws, or as required by law, all actions of the Board of Directors shall require the affirmative vote of a majority of the members of the Board of Directors present at a duly called and noticed meeting at which a quorum is present.

         Section 3.4. Approval of Major Actions. The Company may take and may permit its Subsidiaries to take and engage in the following Major Actions only upon receiving Supermajority Approval (and if any Major Action is submitted to the shareholders of the Company for approval, the shares of Common Stock held by the WEC Parties and the EPC Parties shall be voted in accordance with the recommendation of the Board of Directors):

                  (a) Annual Budget. The adoption, amendment, restatement, substitution or modification, or deviation from, the operating and capital budgets of the Company for each fiscal year, (except any amendment, restatement, substitution or modification when the economic effect to the Company of any such action (or set of related actions) is a change of 10% or less), and if any budget is not so approved for any fiscal year, the Company shall take only such actions that are either approved by Supermajority Approval or are consistent with, and in furtherance of, the budget for the prior fiscal year and the actions authorized or contemplated therein or necessary to duly perform the obligations and commitments of the Company.

                  (b) Election and Removal of Officers. The election or appointment of any officer of the Company or the removal of any officer from office with or without cause or the alteration of any of their duties.

                  (c) Management Compensation. The approval and/or adoption of
(i) the annual base salaries of the officers of the Company, (ii) the annual incentive programs for and awards (including cash incentives, stock options and restricted stock, if any) payable to or which may be earned under the Company's short-term and long-term incentive plans by officers of the Company, (iii) the short-term and long-term incentive plans (stock-based or otherwise) for officers of the Company, and all amendments thereto, and (iv) employment agreements, severance plans, retirement or pension plans and other benefit plans (other than welfare plans applicable to all salaried employees) for officers of the Company, and all amendments thereto.

                  (d) Indebtedness. With respect to Indebtedness, (i) the incurrence of Indebtedness for borrowed money if the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding after such incurrence would be in excess of an amount that shall be established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time, or (ii) the material amendment of the agreements evidencing any such Indebtedness.

                  (e) Charter Documents. The amendment, modification or repeal of any provision of the Certificate of Incorporation or bylaws of the Company.

                  (f) Board Committees. Subject to Section 3.2(e), as well as the provisions hereof relating to the IPO Committee, the Auction Committee and the Registration Committee, the establishment of any committee of the Board of Directors and the appointment of Directors to serve thereon, and any change in the authority or duties of any committee.

                  (g) Accounting Matters. The appointment or termination of the Company's independent auditors and any change in the accounting principles used by the Company or any Subsidiary, except to the extent such changes are required by generally accepted accounting principles ("GAAP").

                  (h) Other Activities. The Company and its Subsidiaries conducting or engaging in any business or activity that is not related or incidental to, consistent with, or in furtherance of the exploration, acquisition or development of oil and natural gas properties and the production and sale of oil and natural gas.

                  (i) Issuance of Capital Stock. The authorization, sale and/or issuance by the Company of any of its capital stock or other debt or equity securities, whether in a private or public offering, including an initial public offering or a Qualified Public Offering, or the grant, sale or issuance of any options, warrants or other rights to acquire capital stock of the Company.

                  (j) Acquisitions. Any acquisition of assets, business, operations or securities (other than treasury bills and other obligations fully insured by the United States of America) by the Company or any of its Subsidiaries by merger or otherwise (whether in one transaction or a series of related transactions) if expenditures on any such transaction (or series of related transactions) would exceed an amount that shall be established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time.

                  (k) Sale Transactions. Any sale of assets or transfer to a third party by sale of assets, merger or otherwise by the Company or any of its Subsidiaries (in one transaction or a series of related transactions) of any Subsidiary of the Company or the assets or business of the Company or a Subsidiary thereof which involves more than an amount, established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time, of the total assets of the Company and its Subsidiaries taken as a whole, including a sale of the Company effected by means of a sale of Common Stock (but not including a sale transaction pursuant to the Auction Sale Process described in Section 3.6), but excluding, however, dispositions of assets in the ordinary course of business (including, but not limited to, oil and gas production).

                  (l) Dividends and Distributions. The declaration of any dividend or the making of any other distribution with respect to, or the redemption, repurchase or other acquisition of, any class of equity securities of the Company.

                  (m) Relocation of Office. The relocation of the Company's principal executive offices from the Denver, Colorado metropolitan area, where they initially will be located.

Following a Qualified Public Offering, all of the foregoing actions shall require only the approval specified in Section 3.3; provided, that the Major Actions described in Sections 3.4(j) and (k) shall require the approval of not less than two-thirds (2/3) of all the members of the Board of Directors so long as each of WEC and EPC continue to have the right to designate at least two (2) Directors.

        Section 3.5. Initial Public Offering.

                  (a) Intent to Effect an Initial Public Offering. The Company, the WEC Parties and the EPC Parties desire to effect a Qualified Public Offering as soon as reasonably practicable following the consummation of the Exchange Transaction. To that end, the Company shall and the WEC Parties and the EPC Parties shall cause the Company to take the following actions;

                        (i) Form an IPO Committee. Within six (6) months after the date of this Agreement, the Board of Directors shall establish a committee of the Board of Directors (the "IPO Committee") with authority to manage and make recommendations to the Board of Directors regarding the Qualified Public Offering, as described in this Section 3.5. The IPO Committee shall be comprised of the Director appointed pursuant to Section 3.2(a)(iii) hereof, one Director appointed by WEC pursuant to Section 3.2(a)(i) hereof, and one Director appointed by EPC pursuant to Section 3.2(a)(ii) hereof. WEC and EPC shall each be permitted to determine from time to time which of their respective Director designees shall be appointed to the IPO Committee.

                        (ii) Engage Underwriter. Within six (6) months after the date of this Agreement, the IPO Committee shall recommend to the Board of Directors a nationally recognized investment banking firm with experience in serving as lead managing underwriter for public offerings of the stock of companies engaged in the exploration, development and production of oil and natural gas (the "Underwriter") for the purpose of (A) advising the Company on how best to position itself for an initial public offering, (B) evaluating the feasibility of effecting a Qualified Public Offering, and (C) acting as managing underwriter for the Qualified Public Offering. The selection of an Underwriter shall be approved by a majority of all the members of the Board of Directors.

                        (iii) Engage Counsel. Within eight (8) months after the date of this Agreement, the IPO Committee shall recommend to the Board of Directors a law firm with experience in effecting public offerings of stock ("Company Counsel") for the purpose of (A) advising the Company on how to best position itself for an initial public offering, and (B) acting as the Company's counsel for the Qualified Public Offering. The selection of Company Counsel shall be approved by a majority of all the members of the Board of Directors.

                        (iv) Report and Presentation. Within ten (10) months after the date of this Agreement, the IPO Committee shall cause the Underwriter and Company Counsel to submit a report and make a presentation to the Board of Directors with respect to the feasibility of a Qualified Public Offering, which report and presentation shall discuss, among other things, (A) the pre-offering valuation of the Company, (B) the feasible size range of the offering, (C) the feasible size ranges of the primary and secondary components of the offering,
(D) the post-offering valuation of the Company, (E) any lock-up periods expected to be applicable in connection with the offering, (F) the timing of the offering, (G) the expected liquidity of the Company's shares following the offering, (H) the feasibility and timing of a secondary offering following initial the public offering, and
(I) any other material terms of the offering. At the same time, the IPO Committee shall make its recommendation to the Board of Directors regarding a Qualified Public Offering.

                        (v) Continuing Efforts. If the Company has not completed a Qualified Public Offering within eighteen (18) months after the date of this Agreement, the IPO Committee shall cause the Underwriter and Company Counsel (which may be different than the initial Underwriter and Company Counsel) to submit an updated report and make an updated presentation to the Board of Directors, and the IPO Committee shall make its recommendation to the Board of Directors, in each case, with respect to the feasibility of a Qualified Public Offering within each six (6) month period thereafter until a Qualified Public Offering has been effected.

                  (b) Compelling a Qualified Public Offering. If the Company has not filed a registration statement with the Commission for a Qualified Public Offering within twelve (12) months after the date of this Agreement or completed a Qualified Public Offering within fourteen (14) months after the date of this Agreement, WEC and EPC shall each have the right to require the Company to effect an initial public offering of Common Stock. Either WEC or EPC may exercise such right by delivering a written request therefor to the Company and the other Party. Upon receipt of such request, the Company, under the direction and management of the IPO Committee, shall use its good faith best efforts to effect a primary offering of its Common Stock as promptly as possible. Such good faith best efforts shall include, without limitation, the obligation of the IPO Committee to (i) recommend an Underwriter to the Board of Directors, which Underwriter shall be subject to the approval of a majority of all the members of the Board of Directors, (ii) recommend Company Counsel, which Company Counsel shall be subject to the approval of a majority of all the members of the Board of Directors, (iii) prepare and file with the Commission a registration statement for the offering, (iv) participate in "roadshow" presentations for the offering of Common Stock, (v) maximize the price and size of the offering (the size of the offering shall be at least equal to the smaller of (A) a Qualified Public Offering or (B) the maximum size that the Company, upon the advice of the Underwriter, determines to be reasonably feasible), (vi) negotiate and execute a customary underwriting agreement for the offering, (vii) pay all reasonable costs and expenses relating to the offering, and (viii) take all other and further action that is reasonably necessary or appropriate to effect the offering. A Party exercising its rights under this Section 3.5(b) may not be a Requesting Party under Section 3.6 from the time it exercises its rights under this Section 3.5(b) until six months subsequent to the earlier of (x) the completion of the initial public offering, or (y) the termination of the attempt to effect an initial public offering under this Section 3.5(b).

                  (c) Recapitalization. In the event of a Qualified Public Offering, the WEC Parties and the EPC Parties shall take all necessary or desirable actions requested by the Board of Directors in connection with the consummation of such Qualified Public Offering, including, without limitation, compliance with the requirements of all laws and regulatory bodies which are applicable or which have jurisdiction over such Qualified Public Offering. Without limiting the foregoing, in the event that such Qualified Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Company's capital structure would adversely affect the marketability of the offering, the WEC Parties and the EPC Parties shall (i) consent to and vote for a recapitalization, reorganization or exchange (each, a "Recapitalization") of any class of capital stock into securities that the managing underwriters and the Board of Directors determine to be appropriate, (so long as all shares of each class of capital stock shall be treated similarly in such Recapitalization) and (ii) take all necessary and desirable actions in connection with the consummation of such Recapitalization.

        Section 3.6. Auction Sale Process.

                  (a) General. If a registration statement for a Qualified Public Offering has not been filed within twelve (12) months after the date of this Agreement, then at the request of either Party thereafter, the Parties and the Company shall jointly and in good faith explore alternatives to a sale of the Company in the Auction Sale Process which would result in cash proceeds to the Party contemplating the exercise of its right to initiate the Auction Sale Process that are substantially equivalent to the proceeds that would reasonably be expected to result from the Auction Sale Process. If the Parties do not agree to an alternative transaction within eighteen (18) months after the date of this Agreement, and if the Company has not effected a Qualified Public Offering within eighteen (18) months after the date of this Agreement, then WEC and EPC (individually, a "Requesting Party") shall each have the right thereafter to request one time that all of the Common Stock be sold by means of a "controlled auction." The "controlled auction" procedure (the "Auction Sale Process") set forth in this Section 3.6 shall be initiated by either WEC or EPC by delivering to the Company and the other Party (the "Non-Requesting Party") a written notice (the "Auction Notice") that the Requesting Party has elected to initiate the Auction Sale Process. Such right to request may not be exercised prior to eighteen (18) months after the date of this Agreement. An Auction Notice shall only be effective if the Auction Notice is in writing and delivered after eighteen (18) months from the date of this Agreement to the Company and the other Party in accordance with Section 6.1. Any Auction Notice delivered prior to such date shall be void and not effective. Notwithstanding the foregoing, to the extent that WEC or EPC, either directly or through its director designees, rejects a transaction that would have been a Qualified Public Offering (that is the sale of Common Stock under part (i) of the definition of a Qualified Public Offering and not a merger, consolidation or any similar business combination by the Company under part (ii) of the definition of a Qualified Public Offering) and the other of such Parties, directly and/or through its director designees (as required with respect to the particular matter), voted in favor of and supported such transaction, the Party rejecting the transaction shall be prohibited from initiating the exercise of the Auction Sale Process for the later of (i) twelve (12) months thereafter, or (ii) eighteen (18) months after the date of this Agreement.

                  (b) Auction Committee. Within seven (7) days after receipt of the Auction Notice, the Board of Directors shall establish a committee of the Board of Directors (the "Auction Committee") with authority to manage and make recommendations to the Board of Directors regarding the Auction Sale Process, as described in this Section 3.6. The Auction Committee shall be comprised of the Director appointed pursuant to Section 3.2(a)(iii) hereof, one Director appointed by WEC pursuant to Section 3.2(a)(i) hereof, and one Director appointed by EPC pursuant to Section 3.2(a)(ii) hereof. WEC and EPC shall each be permitted to determine from time to time which of their respective Director designees shall be appointed to the Auction Committee.

                  (c) Retention of Investment Bank. Within 15 days after delivery of the Auction Notice, the Auction Committee shall recommend to the Board of Directors a nationally recognized investment banking firm (the "Investment Bank") reasonably qualified to assist the Company in connection with the Auction Sale Process, as evidenced by the inclusion of the Investment Bank on one or more recognized lists of the top ten investment banking firms (based on the approximate dollar size of transactions) providing merger and acquisition advice on transactions in the oil and gas industry in the last fiscal year. The selection of the Investment Bank shall be subject to the approval of a majority of all the members of the Board of Directors. Upon such approval, the Investment Bank selected by the Board of Directors shall be retained by the Company, and all fees and expenses of the Investment Bank shall be borne by the Company.

                  (d) Right of First Offer. The Non-Requesting Party, independently or, at its election, with the Company, shall have the right to offer to purchase all of the shares of Common Stock then held by the Requesting Party by delivering to the Auction Committee and the Requesting Party, within twenty-one (21) days after receipt of the Auction Notice, a written offer to purchase all of the shares of Common Stock. Such offer shall set forth the terms and conditions of the Non-Requesting Party's offer (and shall include a form of agreement pursuant to which the Non-Requesting Party would be willing to effect such transaction) and shall remain open for at least fifteen (15) days. If the Non-Requesting Party's offer is not accepted within fifteen (15) days, the offer shall terminate. If the Requesting Party accepts the offer of the Non-Requesting Party, the Parties shall seek in good faith to negotiate and execute a definitive agreement for that transaction as promptly as practicable.

                  (e) Preparation of Auction Plan and Confidential Memorandum. As soon as practicable but not more than thirty (30) days following the retention of the Investment Bank, the Auction Committee shall cause the Investment Bank to: (i) prepare a plan for sale of all of the Common Stock of the Company, which plan shall (A) include the recommended form of the transaction (which may be a sale of stock, merger or other appropriate transaction), the procedures to be used to solicit prospective purchasers of the Common Stock, which procedures shall be reasonably consistent with the procedures then being used in similar transactions, and the range of values expected to be realized as a result of the Auction Sale Process, and (B) be reasonably calculated to result in a transaction (or transactions) which produces net cash proceeds to the shareholders of the Company in consideration for their Common Stock that are greater than would reasonably be expected to be produced by any alternative plan; and (ii) prepare a confidential offering memorandum (the "Confidential Memorandum") for the purpose of soliciting prospective purchasers of all of the Common Stock. The Investment Bank shall present such plan to the Company and both the Requesting Party and the Non-Requesting Party at a meeting of the Board of Directors. The Company, management of the Company, the Requesting Party and the Non-Requesting Party shall cooperate in connection with the Auction Sale Process and provide such assistance and information with respect to the preparation of the Confidential Memorandum and the Auction Sale Process as shall be reasonably required.

                  (f) Identification of Best Bid. Using the Confidential Memorandum, the Auction Committee shall cause the Investment Bank to solicit prospective purchasers of all of the Common Stock pursuant to the auction procedures set forth in the plan described above, and, unless the Requesting Party directs otherwise, the procedures shall be structured to require all prospective bidders to submit their final and highest bids by a date which is not later than 75 days after the Investment Bank was retained by the Company. In consultation with the Investment Bank, the Auction Committee shall in good faith identify the best bid or bids not subject to a financing contingency and promptly advise the Board of Directors, the Requesting Party and the Non-Requesting Party in writing of the best bid or bids not subject to a financing contingency.

                  (g) Acceptance of Bids; Take-Along Right. Promptly after identification of the best bid or bids resulting from the Auction Process, the Requesting Party shall advise the Company and the Non-Requesting Party as to whether it is willing to accept such bid or bids, subject to the negotiation and execution of a definitive agreement for the transaction. In order for a bid to be acceptable, it must be for 100% of the outstanding Common Stock of the Company, with each shareholder of the Company receiving the same consideration per share and no shareholders receiving additional consideration. If the Requesting Party is willing to accept one of the bids not subject to a financing contingency, the Non-Requesting Party may (either independently or, at its election, with the Company) elect to purchase the Requesting Party's interest in the Company on the same terms and for the same consideration that the Requesting Party would have received from the party making the acceptable bid (provided that the purchase price shall be five percent (5%) greater than the price offered by the third party) by giving notice of such election within seventy-two hours after it receives notice of the Requesting Party's intention to accept a third party bid, in which event the Non-Requesting Party shall be legally bound to effect such purchase on such terms and conditions, subject to the execution and delivery of definitive agreements. If the Non-Requesting Party does not elect to purchase the Requesting Party's interest in the Company pursuant to the immediately preceding sentence, and if the Requesting Party accepts the best bid or bids resulting from the Auction Process, then the Requesting Party shall have the right to require the Non-Requesting Party to sell to the prospective purchaser, and the Non-Requesting Party and the Requesting Party shall sell to the prospective purchaser, all shares of Common Stock then owned by them, pursuant to a definitive agreement negotiated by the Requesting Party and the prospective purchaser, which transaction shall be consummated within thirty (30) days after receipt by the Non-Requesting Party of the Requesting Party's intention to accept a third-party bid.

                  (h) Negotiation and Approval. If the Requesting Party accepts the best bid or bids resulting from the Auction Process, the Requesting Party shall seek in good faith to negotiate a definitive agreement for the transaction as promptly as practicable. If the form of transaction contemplated by any definitive agreement negotiated by the Requesting Party requires the approval of the Board of Directors, WEC and EPC agree to cause their designees on the Board of Directors to vote in favor of the agreement and to recommend the transaction to the shareholders for approval, and each of the WEC Parties and the EPC Parties agree to take such other action as may be necessary to consummate the transactions contemplated by the definitive agreement, including voting their shares of Common Stock in favor of the definitive agreement and the transactions contemplated thereby.

                  (i) Cooperation. WEC and EPC shall cooperate in all respects in order to carry out the intent and accomplish the purposes of this Section
3.6. The obligations of the WEC Parties and the EPC Parties shall include, without limitation, the obligation to deliver stock certificates representing shares of Common Stock, in a form suitable for transfer, duly endorsed in blank, and the obligation to execute and deliver any stock purchase agreement or approve any merger agreement or agreements negotiated pursuant to Section 3.6(h).

         Section 3.7. Affirmative Covenants. The Company covenants and agrees that it will:

                  (a) Financial Statements and Reports. Maintain and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP and accrue, and cause each of its Subsidiaries to accrue, all such liabilities as shall be required by GAAP. The Company will deliver to WEC and EPC information comparable to the information required to be provided to the Commission pursuant to Section 13(a), 13(c) and 15(d) of the Exchange Act (excluding "Management's Discussion and Analysis"), including without limitation the following:

                        (i) within forty-five (45) days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company and its Subsidiaries, the Company will provide to WEC and EPC unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial officer of the Company as presenting fairly, in all material respects and in accordance with GAAP applied (except as specifically set forth therein) on a consistent basis with prior fiscal periods except for footnotes and normal year-end audit adjustments;

                        (ii) within ninety (90) days after the end of each fiscal year of the Company, the Company shall prepare financial statements which shall include consolidated balance sheets of the Company and its Subsidiaries and consolidating balance sheets of the Company as at the end of such year and the related consolidated (and, as to statements of income and cash flows, consolidating) statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated (and, where applicable, consolidating) figures for the previous fiscal year, all in reasonable detail and accompanied by a report of a firm of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to WEC and EPC, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                        (iii) as soon as available but in any case within twenty-five (25) calendar days after the close of each calendar month, a monthly management report, including, without limitation, copies of the unaudited consolidated balance sheet, income statement and statement of cash flows for such month and for the year to date for the Company and its Subsidiaries, each shown in relation to previously budgeted amounts, as well as projections of income and cash flows for the following month and calendar quarter;

                        (iv) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements, if any, sent or made available generally by the Company to its shareholders, if any, or by any Subsidiary to its shareholders other than the Company or another Subsidiary of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any Subsidiary with any securities exchange or with the Commission, and of all press releases made available generally by the Company or the Subsidiary to the public concerning material developments in the business of the Company or its Subsidiaries;

                        (v) promptly following the date upon which any executive or financial officer of the Company familiar with this Agreement obtains knowledge (A) of any condition or event which constitutes a breach, failure to comply, or default of the Company under this Agreement, (B) of the institution of any action, suit, claim, legal or administrative or arbitration proceeding or investigation, any of which could reasonably be expected, on the basis of current economic conditions and other facts and circumstances known to the Company at the time, to have a material adverse effect on the Company and its Subsidiaries, taken as whole, and (C) an Officers' Certificate specifying the nature and period of existence of any such item referred to in (A) or (B) above, specifying the notice given or action taken and the nature of such item or suit, and what action the Company has taken, is taking or proposes to take with respect thereto;

                        (vi) with reasonable promptness, such other financial reports, documents, information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by WEC or EPC; and

                        (vii) each of the financial statements referred to in this Section 3.7(a) will present fairly, in all material respects, the financial position and results of operation of the Company as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

                  (b) Inspection. Permit any authorized representatives designated by WEC or EPC: (i) to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom; (ii) and to discuss its and their affairs, finances and accounts with its and their Directors, officers, key employees, and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives such affairs, finances and accounts of the Company and its Subsidiaries, all upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested).

                  (c) Maintenance of Existence. Maintain, preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all material licenses, authorizations, permits, rights, privileges and agreements necessary or desirable in the normal conduct of its business.

                  (d) Compliance with Laws. Comply in all material respects with all requirements of law, including without limitation, requirements of the Company's Certificate of

Incorporation, Bylaws, and any law, treaty, rule or regulation or any determination of an arbitrator or a court or other governmental authority or agency, applicable to or binding upon the Company or any of its property or to which the Company or any of its property is subject.

                  (e) Payment of Obligations. Pay and discharge at or before maturity, all of its material obligations and liabilities, including, without limitation, tax liabilities, assessments and governmental charges imposed upon its properties or upon income or profits therefrom, except where the same may be contested in good faith by appropriate proceedings, and maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

                  (f) Environmental Laws. Comply with and take all action reasonably necessary in order to ensure compliance with all applicable environmental laws and obtain and comply with and maintain, and take all action reasonably necessary in order to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to obtain, comply with or maintain the same would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (g) Payment of Taxes and Claims; Tax Consolidation. Prepare and file all returns or reports relating to taxes, assessments and other governmental charges and pay all taxes related thereto imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property, before any penalty or interest accrues thereon, and all claims material to the Company and its Subsidiaries, taken as a whole (including, without limitation, claims for labor, services, materials and supplies), for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor. The Company will not file or consent to or permit the filing of or be a party to any consolidated income tax return on behalf of itself or any of its Subsidiaries with any Person (other than a consolidated return of the Company and its own Subsidiaries or WEC and EPC if necessary). The provisions of this Section 3.7(g) are subject to the provisions of the Merger Agreement.

                  (h) Maintenance of Properties; Insurance. Maintain or cause to be maintained in reasonably good repair, working order and condition all properties used or useful in the business of the Company and the Subsidiaries, ordinary wear and tear excepted, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company and its Subsidiaries, including directors' and officers' liability insurance, against loss or damage of such types and in such amounts as are approved by the Board of Directors.

The covenants contained in Section 3.7 shall terminate upon the completion of a Qualified Public Offering.

         Section 3.8. Amendments to Certificate of Incorporation and Bylaws. The Company, the WEC Parties and the EPC Parties shall take or cause to be taken all lawful action necessary to ensure at all times that the Company's Certificate of Incorporation and Bylaws are at all times consistent with the provisions of this Agreement. Not later than the Closing, the Company's Articles of Incorporation shall be amended and restated in the form attached hereto as Exhibit B. Not later than the Closing, the Bylaws shall be amended and restated in the form attached hereto as Exhibit C.

         Section 3.9. Self-Interested Transactions. The consummation, amendment, restatement, substitution or modification of any contract, agreement, transaction or other arrangement between the Company or any Subsidiary of the Company and either WEC or EPC, or any Affiliate of WEC or EPC (a "Self-Interested Transaction") shall require, except when the economic effect to the Company of any such action (or set of related actions) is $50,000 or less, the affirmative vote of a majority of the Disinterested Directors present at a duly called and noticed meeting at which a quorum is present. "Disinterested Directors" shall include all Directors not designated by the WEC Party or the EPC Party which is or whose Affiliate is a party to the Self-Interested Transaction (other than any Independent Directors).

                                   ARTICLE IV
                                    TRANSFER

         Section 4.1. Transfer Restrictions.

                  (a) WEC shall not, and shall cause the other WEC Parties not to, sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") all or part of any Shares beneficially owned by them in violation of the provisions of this Article IV, and any Transfer in violation of the provisions of this Article IV shall have no effect and be null and void. For purposes of this Agreement, a direct or indirect change of control of any WEC Party, other than Westport Investments Ltd., a Bahama corporation, shall constitute a Transfer restricted by the provisions of this Agreement.

                  (b) The EPC Parties shall not Transfer all or part of any Shares beneficially owned by them in violation of the provisions of this Article IV and any Transfer in violation of the provisions of this Article IV shall have no effect and be null and void. For the purposes of this Agreement, a direct or indirect change of control of any EPC Party, other than Equitable Resources, Inc. ("EQT"), a Pennsylvania corporation and the parent corporation of EPC, shall constitute a Transfer restricted by the provisions of this Agreement.

                  (c) The restrictions contained in Sections 4.1, 4.2 and 4.3 shall: (i) terminate upon the completion of a Qualified Public Offering, and
(ii) not apply to a Transfer of Common Stock in accordance with Section 3.6.

                  (d) The parties hereby acknowledge and agree that each of the certificates representing the Registrable Securities shall be subject to stop transfer instructions and shall include the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES

                  ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN AN AGREEMENT DATED ____________________ BY AND AMONG EQUITABLE PRODUCTION (GULF) COMPANY, WESTPORT ENERGY CORPORATION AND EQUITABLE PRODUCTION COMPANY, INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THEIR SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF EQUITABLE PRODUCTION (GULF) COMPANY.

         Section 4.2. Consent. Until the first anniversary of the date hereof, WEC will not and will cause the other WEC Parties not to, and the EPC Parties will not, Transfer any Shares without the prior written consent of EPC or WEC, respectively.

         Section 4.3. Tag Along Rights. If, in the period following the first anniversary of the date hereof, and prior to a Qualified Public Offering, either WEC, on behalf of the WEC Parties, or the EPC Parties (the "Transferring Party") desires to Transfer in whole or in part, directly or indirectly, the Shares beneficially owned by it, it shall provide the other party (the "Non-Transferring Party") with a written notice (the "Tag Along Notice") (which may, but need not be, incorporated into the notice required pursuant to Section 4.3) setting forth:

                  (i) the number and class of Shares proposed to be Transferred;

                  (ii)     the name and address of the prospective purchaser;

                  (iii) all material terms and conditions of such proposed transaction; and

                  (iv) that the Transferring Party is offering the Non-Transferring Party the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party.

Within 10 calendar days following the delivery of the Tag Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Party) up to that number of Shares of the class or classes specified in the Tag Along Notice owned by such Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares of the class or classes specified in the Tag Along Notice owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of Shares of the class or classes specified in the Tag Along Notice owned as of the date of such Tag Along Notice by the Transferring Party and the Non-Transferring Party, and (y) the number of Shares proposed to be sold (the "Tag Along Right"). The amount of Shares to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 10 calendar day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

         Section 4.4. Standstill.

                  (a) WEC agrees that after a Qualified Public Offering it will not, and will not act in concert with any Person so as to form a group (as such term is defined in Regulation 13D promulgated under the Exchange Act) to, in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, beneficial ownership (as such term is defined in Regulation 13D promulgated under the Exchange Act) of any additional securities or debt instruments of the Company or any Subsidiary of the Company without the consent of EPC. The restrictions set forth in this Section 4.4(a) shall not apply (i) so long as (A) WEC does not beneficially own more than 40% of the then outstanding Common Stock or (B) WEC, makes an offer in writing to the Company's Board of Directors to acquire for cash all of the outstanding Common Stock not then held by it and the Board of Directors (including a majority of the Disinterested Directors) approves the offer after receipt of a written fairness opinion from a nationally recognized investment banking firm to the effect that the consideration to be paid in the transaction is fair from a financial point of view to all shareholders of the Company (other than the offering shareholder) or
(ii) if EPC holds less than 5% of the then outstanding Common Stock.

                  (b) EPC agrees that after a Qualified Public Offering it will not, and that it will cause its Subsidiaries not to, and will not act in concert with any Person so as to form a group (as such term is defined in Regulation 13D promulgated under the Exchange Act) to, in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, beneficial ownership (as such term is defined in Regulation 13D promulgated under the Exchange Act) of any additional securities or debt instruments of the Company or any Subsidiary of the Company without the consent of WEC. The restrictions set forth in this Section 4.4(b) shall not apply (i) so long as (A) EPC does not beneficially own more than 40% of the then outstanding Common Stock or (B) EPC, makes an offer in writing to the Company's Board of Directors to acquire for cash all of the outstanding Common Stock not then held by it and the Board of Directors (including a majority of the Disinterested Directors) approves the offer after receipt of a written fairness opinion from a nationally recognized investment banking firm to the effect that the consideration to be paid in the transaction is fair from a financial point of view to all shareholders of the Company (other than the offering shareholder) or (ii) if WEC holds less than 5% of the then outstanding Common Stock.

         Section 4.5. Permitted Transfers. The provisions of Sections 4.2 and
4.3 shall not apply to any Transfer of Shares (i) among the WEC Parties, (ii) among the EPC Parties, (iii) as contemplated by Article V or (iv) as required under the Merger Agreement.

                                   ARTICLE V
                               REGISTRATION RIGHTS

        Section 5.1. Demand Registrations.

                  (a) Requests for Registration. Beginning on the earlier of (i) twelve (12) months after the date of this Agreement or (ii) the completion of an initial public offering of the Company's Common Stock, each of WEC, on behalf of the WEC Parties, and EPC, on behalf of the EPC Parties, shall have the right to request registration under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration or, if available, on Form S-2 or S-3 or any similar short-form registration ("Short-Form Registrations") in accordance with this Article V. All registrations requested pursuant to this Section 5.l(a) are referred to herein as "Demand Registrations."

                  (b) Short-Form Registrations. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Exchange Act, the Company will use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities. Demand Registration requests may be for shelf registrations if the Company is then eligible to effect shelf registrations.

                  (c) Restrictions on Demand Registrations. The registration rights granted under this Section 5.1 are expressly subject to the following terms and conditions:

                           1. The Company will not be obligated to effect any
                  Demand Registration within six months after the effective date of a previous Demand Registration.

                           2. The Company may postpone for up to ninety (90)
                  days the filing or the effectiveness of a registration statement for a Demand Registration if the Company notifies the Party initiating the Demand Registration within fifteen
                  (15) days after receipt of request for such registration (i) that the Company is at such time conducting or about to conduct an underwritten public offering of its securities for its own account and the Board of Directors has determined in its good faith judgment that such offering would be materially adversely effected by such registration requested by such Party or (ii) that the Board of Directors has determined, in its good faith judgment, that such Demand Registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction; provided, that, in such event, the holders of Registrable Securities initially requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration hereunder and the Company will pay all Registration Expenses in connection with such request.

                           3. Any request for a Demand Registration shall not be
                  otherwise deemed to be effective unless such request includes the lesser of (i) at least ten percent (10%) of the Company's outstanding Common Stock or (ii) all of the Common Stock owned by the Parties making the request. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering.

                           4. The WEC Parties and the EPC Parties shall each be
                  entitled to initiate only three Demand Registrations to register Registrable Securities under the terms of this
                  Section 5.1; provided, if one of such Parties joins in the Demand Registration initiated by the other in accordance with
                  Section 5.1(c)(5), the initiating Party shall not be deemed to have initiated the Demand Registration for purposes (and solely for the purposes) of the limitation contained in this sentence.

                           5. If at any time or from time to time either WEC or
                  EPC shall request registration of any Registrable Securities in accordance with this Section 5.1, the Company shall give the other Party prompt written notice of the proposed registration. The other Party shall have the right to join in such registration by giving notice to the Company within five
                  (5) business days after it receives notice of the proposed registration from the Company and the Company shall include in such registration the number of Registrable Securities requested by such other Party on the same terms and conditions as the Registrable Securities of the Party initiating the request. If the managing underwriter or underwriters of a proposed offering for which securities of more than one of the WEC Parties or the EPC Parties are included pursuant to this
                  Section 5.1(c)(5) advise the Company in writing that in its or their good faith judgment the total amount of securities to be included in such offering exceeds the number which can be sold in such offering within a price range reasonably acceptable to the Parties, then in such event the securities to be included in such offering shall be allocated pro rata among each such Party participating in the offering based upon the number of Shares owned by each such Party.

                           6. Any registration statement filed on Form S-3
                  pursuant to Rule 415 of the Securities Act covering Registrable Securities shall be restricted for use pursuant to a firmly underwritten offering of Common Stock; provided, however, that a shelf registration statement filed under Rule 415 will not require a firm commitment underwritten offering for (i) sales of Common Stock constituting block sales of less than five percent (5%) of the Common Stock outstanding to institutional investors in solicited transactions, or (ii) sales into the market in unsolicited brokers transactions if the total amount of shares registered for sale in this manner involves less than ten percent (10%) of the shares of Common Stock then outstanding. Each offering of Registrable Securities under this Section 5.1 pursuant to a shelf registration statement under Rule 415, other than offers and sales of Common Stock pursuant to subsections (i) and (ii) of the preceding sentence, shall be treated as a Demand Registration and must satisfy all requirements for a Demand Registration.

                  (d) Registration Committee and Selection of Underwriters. If WEC or EPC makes any Demand Registration, the Board of Directors shall establish a committee of the Board of Directors (the "Registration Committee") comprised of the Director appointed pursuant to Section 3.2(a)(iii) hereof, one Director appointed by WEC pursuant to Section 3.2(a)(i) hereof, and one Director appointed by EPC pursuant to Section 3.2(a)(ii) hereof. The Registration Committee shall then recommend to the Board of Directors an Underwriter, which Underwriter shall be approved by a majority of all the members of the Board of Directors.

                  (e) Other Registration Rights. Except as provided in this Agreement, prior to a Qualified Public Offering the Company will not grant to any Persons the right to request or require the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities without the prior written consent of WEC and EPC. Subsequent to a Qualified Public Offering, the Company will not grant to any Person the right to request the Company to register any equity securities of the Company with terms more favorable to such Person than those granted in the Agreement without the prior written consent of WEC and EPC.

        Section 5.2. Piggyback Registrations.

                  (a) Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-4 or Form S-8 or any successor or similar forms and other than a Demand Registration pursuant to Section 5.1) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), whether or not for sale for its own account, the Company will give prompt written notice to WEC, on behalf of the WEC Parties, and EPC, on behalf of the EPC Parties, of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company's notice. The Company will use its reasonable best efforts to include, and to cause the managing underwriters, if applicable, to include in the proposed offering such Registrable Securities on the same terms and conditions as the securities of the Company included in such registration.

                  (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, all other securities (including the Registrable Securities) requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of securities owned by each such holder.

                  (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to such holders, the securities which can be included in such registration shall be allocated as follows: (i) first, the securities (including the Registrable Securities) requested to be included in such registration by the Persons exercising the Demand Registration, (ii) then, to the extent of availability, securities to be registered for the account of the Company and (iii) thereafter, to the extent of availability, to other security holders exercising piggyback registration rights, pro rata based upon the number of Shares owned by each such holder.

                  (d) Limited Purpose Shelf Registration Statement. In order to facilitate the exercise by WEC and EPC of their Piggyback Registration rights, upon request of either WEC or

EPC (any such request shall not constitute a Demand Registration for purposes of Section 5.1), the Company shall prepare and file with the Commission one or more registration statements on Form S-3 under Rule 415 of the Securities Act providing for the resale of Registrable Securities in an amount of shares to be mutually agreed by Company and WEC and EPC from time to time, provided, that such registration statement on Form S-3 shall be restricted for use by the holders of the securities subject to such registration statement only for participation pursuant to Section 5.2 in a firmly underwritten public offering of Common Stock proposed by the Company for the account of the Company or the account of any other security holder.

        Section 5.3. Holdback Agreements.

                  (a) If requested in writing by the Company or the managing underwriters, if any, of any registration effected pursuant to Sections 5.1 or 5.2, WEC agrees not to and will cause the other WEC Parties not to, and the EPC Parties agree not to, effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the time period reasonably requested by the managing underwriters, not to exceed seven (7) days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration, any underwritten Piggyback Registration or other underwritten registration by the Company of its securities (except as part of such underwritten registration).

                  (b) If requested in writing by the managing underwriters of any registration effected pursuant to Section 5.1 or 5.2, the Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the time period reasonably requested by the managing underwriters, not to exceed seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor forms), and
(ii) to cause each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering), to so agree.

                  (c) If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Sections 5.1 or 5.2, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or Form S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of such previous registration.

         Section 5.4. Registration Procedures. Whenever WEC, on behalf of the WEC Parties, or EPC, on behalf of the EPC Parties, has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to reasonable review of such counsel);

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six months (subject to extension pursuant to Section 5.7(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

                  (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

                  (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, the Company will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                  (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the Nasdaq National Market or the New York Stock Exchange;

                  (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

                  (h) enter into such customary agreements (including underwriting agreements in customary form for similar offerings) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

                  (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, Directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                  (j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder;

                  (k) in the event of the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order and to notify the holders of all of the Registrable Securities covered by the registration statement of such order;

                  (l) obtain a cold comfort letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement);

                  (m) provide a legal opinion of the Company's outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included herein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

                  (n) promptly furnish to the managing underwriter, if any, and each seller of Registrable Securities copies of any written request by the Commission or any state securities authority for amendments or supplements to a registration statement or prospectus or for additional information; and

                  (o) make reasonably available its employees and personnel and otherwise provide reasonable assistance to any underwriters in the marketing of Registrable Securities in any underwritten offering.

         The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

        Section 5.5. Registration Expenses.

                  (a) The Company shall pay all Registration Expenses relating to any registration of Registrable Securities hereunder. "Registration Expenses" shall mean any and all fees and expenses incident to the Company's performance of or compliance with this Article V, including, without limitation: (i) Commission, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq National Market, (ii) fees and expenses of compliance with state securities or "blue sky" laws and in connection with the preparation of a "blue sky" survey, including, without limitation, reasonable fees and expenses of blue sky counsel, (iii) printing expenses, (iv) messenger and delivery expenses, (v) fees and disbursements of counsel for the Company,
(vi) with respect to each registration, reasonable fees and disbursements of one counsel for the selling holders of Shares (selected by the holders making the Demand Registration request, in the case of a registration pursuant to Section 5.1, and selected by the holders of a majority of the Registrable Securities included in such registration, in the case of a registration pursuant to Section 5.2) as well as of one local counsel, (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other persons, including special experts, retained by the Company, and (viii) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities.

                  (b) Notwithstanding the foregoing, (i) the provisions of this
Section 5.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with "blue sky" laws of each state in which the offering is made and (ii) in connection with any registration hereunder, each holder of Registrable Securities being registered shall pay all underwriting discounts and commissions and transfer taxes, if any, attributable to the Registrable Securities included in the offering by such holder.

        Section 5.6. Indemnification.

                  (a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers and Directors and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such Director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (B) in any application or other document or communication (in this Section 5.6 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such Director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss. claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and Directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

                  (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and documents as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless the Company, its Directors and officers and each other Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which the Company or any such Director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, and such holder will reimburse the Company and each such Director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

                  (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                  (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, Director or controlling Person of such indemnified party and will survive the transfer of securities by any holder thereof. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

        Section 5.7. Participation in Underwritten Registrations.

                  (a) If requested by the underwriters for any underwritten offering pursuant to a Demand Registration requested under Section 5.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall be satisfactory in form and substance to the Person who requested such registration and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities and contribution agreements. Such underwriting agreement shall also contain such representations, warranties, indemnities and contributions by the participating holders as are customary in agreements of that type. In the case of a registration pursuant to Section 5.2 hereof, if the Company shall have determined to enter into any underwriting agreements in connection therewith, all of the holders' Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Such underwriting agreement shall also contain such representations, warranties, indemnities and contributions by the participating holders as are customary in agreements of that type.

                  (b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person's receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 5.4(e). In the event the Company shall give any such notice, the applicable time period mentioned in Section 5.4(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.4(e).

         Section 5.8. Current Public Information. At all times after the Company has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company will file all reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and will take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144.

         Section 5.9. Cooperation. If the Company determines to authorize and/or issue any capital stock or other debt or equity securities in a public offering, each of the parties hereto agrees to cooperate with the Company and to take all action necessary to assist the Company in consummating such transaction.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         Section 6.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to the Company:

                           Donald D. Wolf,
                           Chairman and Chief Executive Officer
                           410 17th Street, Suite 2300
                           Denver, CO. 80202
                           Fax Number: (303) 573-5609
                           Phone Number: (303) 573-5404

                  If to Westport Energy Corporation:

                           Westport Energy Corporation
                           21 Glen Oaks Ave.
                           Summit, NJ 07901
                           Attention: Erich Gerstberger
                           Fax Number: (908) 273-4437
                           Phone Number: (908) 273-4516

                  With a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue, Suite 4100
                           Dallas, Texas 75201-4675
                           Attention: Michael E. Dillard, P.C.
                           Fax Number: (214) 969-4343
                           Phone Number: (214) 969-2800

                  And to:

                           Davis, Graham & Stubbs, LLP
                           370 17th Street, Suite 4700
                           Denver, Colorado 80200
                           Attention: Kurt M. Peterson
                           Fax Number: (303) 893-1379
                           Phone Number: (303) 892-7365

                  And to:

                           Michael Russell
                           Dr. Richard J. Haas Partners
                           Dukes Court
                           32 Duke Street, St. James's
                           London, SW1Y 6DF
                           Fax Number: 020.7.321.5242
                           Phone Number: 020.7.321.5200

                  If to Equitable Production Company:

                           Johanna G. O'Loughlin
                           Vice President, General Counsel and Secretary Equitable Resources, Inc.
                           One Oxford Centre, Suite 3300
                           Pittsburgh, PA 15219
                           Telephone: (412) 553-7760
                           Telecopy: (412) 553-5970

                  With a copy to:

                           Stephen W. Johnson, Esquire
                           Buchanan Ingersoll Professional Corporation
                           One Oxford Centre, 20th Floor
                           Pittsburgh, PA 15219
                           Telephone: (412) 562-1859
                           Telecopy: (412) 562-1041


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         Section 6.2. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that the WEC Parties and the EPC Parties may assign their rights under Article V in connection with any Transfer of Registrable Securities made in accordance with this Agreement if immediately after the Transfer, the transferee beneficially owns at least ten percent (10%) of the Common Stock of the Company then outstanding, in which event each transferee will have rights and obligations under Article V as if it was a party to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 6.3. Entire Agreement. The Stock Purchase Agreement, this Agreement, the exhibits and schedules hereto and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

         Section 6.4. Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

         Section 6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         Section 6.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         Section 6.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         Section 6.8. Interpretation. In this Agreement, unless the context otherwise requires: (i) words describing the singular number shall include the plural and vice versa; (ii) "including" shall mean including, without limitation; (iii) words denoting any gender shall include all genders; and (iv) words denoting natural persons shall include corporations and partnerships and vice versa.

         Section 6.9. Incorporation of Exhibits and Schedules. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 6.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 6.11. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy to which they may be entitled at law or in equity.

         Section 6.12. Confidentiality. Neither WEC, its Affiliates, employees, agents or representatives nor EPC, its Affiliates, employees, agents or representatives shall disclose to any third party any information obtained about the Company or its operations or business which it may have acquired pursuant to this Agreement without the prior written consent of the Company; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information.

         Section 6.13. Termination. This Agreement shall terminate and shall cease to be binding on the parties hereto at such time as (i) either the WEC Parties or the EPC Parties cease to own less than 5.0% of the Common Stock of the Company at any time outstanding, or (ii) the WEC Parties or the EPC Parties cease to own at least 25% of the Common Stock owned by them on the date of this Agreement; provided, however, the provisions of Article V shall continue in effect with respect to a Party as long as it holds Registrable Securities and the provisions of Section 6.12 shall not terminate.

         Section 6.14. Effective Time. Notwithstanding anything herein to the contrary, this Agreement shall become effective from and upon the Closing of the transactions contemplated by the Merger Agreement, and the representations and warranties contained herein shall be deemed made as of the date of Closing. If the Merger Agreement is terminated for any reason, this Agreement shall also terminate.

         IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                     EQUITABLE PRODUCTION (GULF) COMPANY:


                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------



                                     WESTPORT ENERGY CORPORATION:


                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------



                                     EQUITABLE PRODUCTION COMPANY:


                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------